Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267993

PROSPECTUS

LOCAL BOUNTI CORPORATION

Up to 84,168,925 Shares of Common Stock

Up to 11,539,216 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 5,333,333 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 90,208,141 shares of our common stock, par value $0.0001 per share (the “Common Stock”), which consists of up to (i) 12,870,523 shares of Common Stock issued in the PIPE Financing (as defined below), (ii) 5,333,333 shares of Common Stock that are issuable by us upon the exercise of 5,333,333 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the initial public offering (the “initial public offering”) of Leo at an exercise price of $11.50 per share of Common Stock; (iii) 5,500,000 shares of Common Stock that are issuable by us upon the exercise of 5,500,000 warrants originally issued in connection with the initial public offering at an exercise price of $11.50 per share of Stock that were previously registered (the “Public Warrants”); (iv) 705,883 shares of Common Stock that are issuable by us upon the exercise of 705,883 Assumed Warrants (as defined below and, together with the Private Warrants and the Public Warrants, the “Local Bounti Warrants”) held by a commercial partner; (v) 56,190,949 shares of Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined below) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vi) 30,000 shares of Common Stock issued to satisfy fees related to the Business Combination; (vii) 3,824,522 shares of Common Stock issued in connection with the Pete’s Acquisition (as defined below); (viii) 1,932,931 shares of Common Stock issued in connection with our First Amendment to Credit Agreements and Subordination Agreement among us, certain other of our subsidiaries, and Cargill Financial; and (ix) 9,320,000 shares of Common Stock issued in connection with a private placement entered into on October 21, 2022; and (B) up to 5,333,333 Private Warrants.

This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell their securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We are registering the securities described above for resale pursuant to, among other things, the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Local Bounti Warrants, except with respect to amounts received by us upon the exercise of the Local Bounti Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Local Bounti Warrants. See “Plan of Distribution” beginning on page 21 of this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively. On January 4, 2023, the closing price of our Common Stock on was $1.36 per share and the closing price of our Public Warrants was $0.1648 per warrant.

See the section entitled “Risk Factors” beginning on page 10 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 5, 2023.

1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Local Bounti Warrants. We will receive proceeds from any exercise of the Local Bounti Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find Additional Information.”

On November 19, 2021 (the “Closing Date”), Leo Holdings III Corp, our predecessor company (“Leo”), consummated the previously announced mergers contemplated by the Agreement and Plan of Merger, dated as of June 17, 2021 (the “Business Combination Agreement”), by and among Leo, Longleaf Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Leo (“Merger Sub 1”), Longleaf Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Leo (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”), and Local Bounti Corporation, a Delaware corporation (“Legacy Local Bounti”).

As contemplated by the Business Combination Agreement, on November 19, 2021, Leo filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which it was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the terms of the Business Combination Agreement, following the consummation of the Domestication, Merger Sub 1 merged with and into Legacy Local Bounti (the “First Merger”), with Legacy Local Bounti surviving the First Merger as a wholly owned subsidiary of Leo (the “Surviving Corporation”), immediately followed by the Surviving Corporation merging with and into Merger Sub 2 (the “Second Merger,” together with the First Merger, the “Mergers”, and together with the other transactions related thereto, the “Business Combination”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Leo. On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), we changed our name from Leo Holdings III Corp to Local Bounti Corporation.

We are registering the securities described above for resale pursuant to, among other things, the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Common Stock or Local Bounti Warrants, except with respect to amounts received by us upon the exercise of the Local Bounti Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Local Bounti Warrants. See “Plan of Distribution” beginning on page 21 of this prospectus.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Local Bounti,” “we,” “us,” “our” and similar terms refer to Local Bounti Corporation (f/k/a Leo Holdings III Corp) and its consolidated subsidiaries. References to “Leo” refer to our predecessor company prior to the consummation of the Business Combination.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

•	“A&R Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement, dated November 19, 2021, by and among Local Bounti and the investors identified therein;

•	“A&R Warrant Agreement” refers to the warrant agreement dated November 19, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent;

•

“Assumed Warrants” are to the 705,883 warrants for the right to purchase Common Stock, with an exercise price of $8.50 per share pursuant to those certain Warrant Agreements, dated as of March 22, 2021 and September 3, 2021 between the Company and Cargill Financial;

•	“Board” are to the board of directors of Local Bounti;

•	“Business Combination” are to the Domestication, the Mergers and other transactions contemplated by the Business Combination Agreement, collectively, including the PIPE Financing;

•

“Business Combination Agreement” are to that certain Agreement and Plan of Merger, dated June 17, 2021, by and among Leo, Merger Sub 1, Merger Sub 2, and Local Bounti, as it may be amended and supplemented from time to time;

•	“Bylaws” are to the Bylaws of Local Bounti dated November 19, 2021, as the same may be amended, supplemented or modified from time to time;

•	“Cargill Financial” are to Cargill Financial Services International, Inc.;

•	“Certificate of Incorporation” are to the Certificate of Incorporation of Local Bounti dated November 19, 2021, as amended, as the same may be amended, supplemented or modified from time to time;

•	“Closing” are to the closing of the Business Combination;

•	“Closing Date” means November 19, 2021;

•	“Common Stock” are to the common stock, par value $0.0001 per share, of Local Bounti;

•

“Domestication” are to the transfer by way of continuation and deregistration of Leo from the Cayman Islands and the continuation and domestication of Leo as a corporation incorporated in the State of Delaware;

•	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•

“First Merger” are to the merger of Merger Sub 1 with and into Local Bounti pursuant to the Business Combination Agreement, with Local Bounti as the surviving company in the First Merger and, after giving effect to such First Merger, Local Bounti becoming a wholly-owned subsidiary of Leo;

•	“initial public offering” are to Leo’s initial public offering that was consummated on March 2, 2021;

•	“Legacy Local Bounti” are to Local Bounti Corporation, a Delaware corporation, prior to the consummation of the Business Combination;

•	“Leo” are to Leo Holdings III Corp, our predecessor company;

•	“Mergers” are to the First Merger and Second Merger, collectively;

•	“Merger Sub 1” are to Longleaf Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Leo prior to the consummation of the Business Combination;

•	“Merger Sub 2” are to Longleaf Merger Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of Leo prior to the consummation of the Business Combination;

•	“NYSE” are to the New York Stock Exchange;

•	“Pete’s” are to Hollandia Produce Group, Inc., a Delaware corporation, and its subsidiaries;

•	“Pete’s Acquisition” the acquisition by the Company of California-based complementary indoor farming company Hollandia Produce Group, Inc., a Delaware corporation, and its subsidiaries;

•

“PIPE Financing” are to the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors subscribed for an aggregate of 15,000,000 shares of Bounti Common Stock for an aggregate purchase price of $150.0 million which was consummated in connection with Closing;

•	“PIPE Investors” means the investors that signed the Subscription Agreements;

•	“Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of Local Bounti;

•

“Private Warrants” are to the 5,333,333 shares of Common Stock that are issuable by us upon the exercise of 5,333,333 warrants originally issued in a private placement to the Sponsor in connection with the initial public offering in a private placement at a price of $1.50 per warrant, each Private Warrant is exercisable for one share of Common Stock at a price of $11.50;

•

“Public Warrants” are to the currently outstanding 5,500,000 redeemable warrants to purchase Common Stock originally issued in connection with the initial public offering at an exercise price of $11.50 per Public Warrant;

•	“SEC” are to the Securities and Exchange Commission;

•

“Second Merger” are to the merger of the surviving corporation in the First Merger with and into Merger Sub 2, with Merger Sub 2 surviving the merger as a wholly owned subsidiary of Leo, to occur immediately after the First Merger;

•	“Securities Act” are to the Securities Act of 1933, as amended;

•	“Sponsor” are to Leo Investors III LP, a Cayman Islands exempted limited partnership;

•	“Subscription Agreements” are to the subscription agreements, entered into by Leo and each of the PIPE Investors in connection with the PIPE Financing; and

•	“Warrants” are to the Private Warrants and the Public Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the information incorporated by reference in this prospectus contain certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” “believe,” “estimate,” “aim,” “project,” “intend,” “should,” “is to be,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from results expressed or implied in this prospectus. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements:

•

Local Bounti’s ability to effectively integrate the recently acquired operations of Hollandia Produce Group, Inc., a Delaware corporation, and its subsidiaries (collectively, “Pete’s”) into its existing operations;

•	the uncertainty of projected financial information;

•	Local Bounti’s increased leverage as a result of additional indebtedness incurred in connection with the recent acquisition of Pete’s;

•	restrictions contained in Local Bounti’s debt facility agreements with Cargill Financial Services International, Inc. (“Cargill Financial”);

•	Local Bounti’s ability to repay, refinance, restructure, or extend its indebtedness as it comes due;

•	unknown liabilities that may be assumed in acquisitions;

•	Local Bounti’s ability to generate revenue;

•	the risk that Local Bounti may never achieve or sustain profitability;

•	the risk that Local Bounti could fail to effectively manage its future growth;

•	the risk that Local Bounti will fail to obtain additional necessary capital when needed on acceptable terms or at all;

•	Local Bounti’s ability to build out additional facilities;

•	Local Bounti’s ability to fulfill its obligations under offtake or other customer agreements and the impact of these types of agreements on operations;

•	reliance on third parties for construction, delays relating to material delivery and supply chains, and fluctuating material prices;

•	Local Bounti’s ability to maintain its gross margin or decrease its cost of goods sold over time;

•	the potential for damage to or problems with Local Bounti’s CEA facilities;

•	Local Bounti’s ability to attract and retain qualified employees;

•	Local Bounti’s ability to develop and maintain its brand or brands it may acquire;

•	Local Bounti’s ability to maintain its company culture or focus on its vision as it grows;

•	Local Bounti’s ability to execute on its growth strategy;

•	the risk of diseases and pests destroying crops;

•	Local Bounti’s ability to compete successfully in the highly competitive natural food market;

•	Local Bounti’s ability to defend itself against intellectual property infringement claims;

•	changes in consumer preferences, perception, and spending habits in the food industry;

•	the risk that seasonality may adversely impact Local Bounti’s results of operations; and

•	Local Bounti’s ability to achieve its sustainability goals.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors” on page 12 of this prospectus. Moreover, we operate in a very competitive and rapidly changing environment.

New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. For information about where you can find these reports, see “Where You Can Find Additional Information” and “Incorporation by Reference.”

ABOUT THE COMPANY

Overview

Local Bounti was founded in August 2018 and is headquartered in Hamilton, Montana. Local Bounti is a controlled environment agriculture (“CEA”) company that produces sustainably grown living lettuce, herbs, and loose leaf lettuce. Local Bounti utilizes patent pending Stack & Flow Technology™, which is a hybrid of vertical farming and hydroponic greenhouse farming, to grow healthy food sustainably and affordably. Through our CEA process, it is our goal to produce our products in an environmentally sustainable manner that will increase harvest efficiency, limit water usage and reduce the carbon footprint of the production and distribution process. The environmental greenhouse conditions help to ensure nutritional value and taste, and that the products are non-genetically modified organisms (“non-GMO”) and use significantly less pesticides and herbicides than traditional farming operations. Our products use 90% less water and 90% less land than conventional agriculture to produce its products.

On April 4, 2022, we acquired California-based complementary indoor farming company Hollandia Produce Group, Inc. and its subsidiaries (the “Pete’s Acquisition”), which operate under the name Pete’s (“Pete’s”). Pete’s is a California-based indoor farming company with three greenhouse growing facilities, including two in California and one in Georgia. Pete’s has distribution to approximately 10,000 retail locations across 35 U.S. states and Canadian provinces, primarily through direct relationships with blue-chip retail customers, including Albertsons, Kroger, Target, Walmart, Whole Foods, and AmazonFresh. Pete’s primary products include living butter lettuce as well as packaged salad and cress.

Corporate Information

We were incorporated on January 8, 2021 as a Cayman Islands exempted company under the name Leo Holdings III Corp (“Leo”) for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On March 2, 2021, Leo completed its initial public offering. On November 19, 2021, Leo consummated the domestication, mergers and other transactions contemplated by that certain Agreement and Plan of Merger, dated June 17, 2021 (the “Business Combination Agreement”), by and among Leo, Merger Sub 1, Merger Sub 2, and Local Bounti (the “Business Combination”) with Local Bounti pursuant to the Business Combination Agreement. In connection with the Business Combination, Leo changed its name to Local Bounti Corporation.

Our principal executive offices are located at 400 W. Main St., Hamilton, MT 59840. Our telephone number is (800) 640-4016. Our website address is https://www.localbounti.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Local Bounti, the Local Bounti logo, “Local Bounti®,” “Stack & Flow Technology™,” “Farm of the Future™” and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Local Bounti. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

THE OFFERING

Issuer	Local Bounti Corporation (f/k/a Leo Holdings III Corp).

Issuance of Common Stock

Shares of Common Stock offered by us	11,539,216 shares of Common Stock, consisting of

•	5,333,333 shares of Common Stock that are issuable upon the exercise of 5,333,333 Private Warrants;

•	5,500,000 shares of Common Stock that are issuable upon the exercise of 5,500,000 Public Warrants; and

•	705,883 shares of Common Stock that are issuable upon the exercise of 705,883 Assumed Warrants.

Shares of Common Stock outstanding prior to exercise of all Local Bounti Warrants	103,700,630 shares of Common Stock (as of December 29, 2022).

Shares of Common Stock outstanding assuming exercise of all Local Bounti Warrants	115,239,846 shares of Common Stock (as of December 29, 2022).

Exercise Price of Private Warrants and Public Warrants	$11.50 per share, subject to adjustments as described herein.

Exercise Price of Assumed Warrants	705,883 Assumed Warrants with an exercise price of $8.50 per share.

Use of proceeds	We will receive up to an aggregate of approximately $69.3 million from the exercise of the Local Bounti Warrants, assuming the exercise in full of all of the Local Bounti Warrants for cash. We expect to use the net proceeds from the exercise of the Local Bounti Warrants, if any, for general corporate purposes. See “Use of Proceeds.”

Resale of Common Stock and Local Bounti Warrants

Securities offered by the Selling Securityholders	90,208,141 shares of Common Stock, consisting of:

•	12,870,523 shares of Common Stock issued in the PIPE Financing;

•	56,190,949 shares of Common Stock issued in connection with the Business Combination;

•	30,000 shares of Common Stock issued to satisfy fees related to the Business Combination;

•	5,333,333 shares of Common Stock that are issuable upon the exercise of 5,333,333 Private Warrants;

•	705,883 shares of Common Stock that are issuable upon the exercise of 705,883 Assumed Warrants;

•	3,824,522 shares of Common Stock issued in connection with the Pete’s Acquisition;

•	1,932,931 shares of Common Stock issued in connection with our First Amendment to Credit Agreements and Subordination Agreement among us, certain other of our subsidiaries, and Cargill Financial; and

•	9,320,000 shares of Common Stock issued in connection with a private placement transaction entered into on October 21, 2022.

Private Warrants offered by the Selling Securityholders	5,333,333 Private Warrants.

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Common Stock and Private Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Common Stock or Private Warrants (assuming the cashless exercise provision is used) by the Selling Securityholders.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

NYSE Stock Market Symbols	Our Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “LOCL” and “LOCL WS,” respectively.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should read carefully the discussion of risks and uncertainties under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” contained in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, filed subsequent to such Form 10-K, as well as any amendments thereto, which are incorporated by reference into this prospectus and the applicable prospectus supplement in their entirety, together with other information in this prospectus and the applicable prospectus supplement, the documents incorporated by reference herein and therein, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find Additional Information.”

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Warrants, we will receive an aggregate of approximately $69.3 million. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of their Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Local Bounti Common Stock underlying the Private Warrants offered hereby is determined by reference to the exercise price of the Private Warrants of $11.50 per share. The Public Warrants are listed on the New York Stock Exchange under the symbol “LOCL WS.” The offering price of the shares of Common Stock underlying the Assumed Warrants offered hereby is determined by reference to the exercise price of the Assumed Warrants of $8.50 per share.

We cannot currently determine the price or prices at which shares of our Common Stock or Local Bounti Warrants may be sold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 90,208,141 shares of our Common Stock and 5,333,333 Private Warrants. The Sponsor acquired the Private Warrants in connection with the initial public offering. In connection with the transactions contemplated by the Merger Agreement, Pete’s Acquisition, our First Amendment to Credit Agreements and Subordination Agreement among us, certain other of our subsidiaries, and Cargill Financial and a private placement entered into on October 21, 2022, certain Local Bounti stockholders who were officers, directors or otherwise affiliates of Local Bounti acquired Common Stock.

The following table sets forth certain information as of December 12, 2022, concerning the shares of Common Stock and Private Warrants that may be offered from time to time by each Selling Securityholder under this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Up to 5,500,000 shares of common stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes thereto.

	Shares of Common Stock				Private Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Entities affiliated with FMR LLC (1)	7,636,596	7,573,796	62,800	*	—	—	—	—
ALLIANZ GLOBAL HI-TECH GROWTH, a sub-fund of Allianz Global Investors Fund(2)	465,616	426,727	38,889	*	—	—	—	—
ALLIANZ FOOD SECURITY, a sub-fund of Allianz Global Investors Fund(3)	70,000	70,000	—	—	—	—	—	—
BNP Parital Asset Mgmt LTD as agent on behalf of BNP Paribas Funds Ecosystem Restoration Fund(4)	1,782,220	750,000	1,032,220	1.0%	—	—	—	—

	Shares of Common Stock				Private Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
BNP Paribas Asset Management UK LTD as agent on behalf of BNP Paribas Funds Energy Transition(5)	3,200,000	3,200,000	—	—	—	—	—	—
Payroll 325 Limited(6)	15,000	15,000	—	—	—	—	—	—
Lincoln Family 2007 Trust(7)	1,275,543	80,000	1,195,543	1.2%	—	—	—	—
Lyndon Lea(8)	1,050,921	1,050,921	—	—	—	—	—	—
Matthew R. Bear	10,000	10,000	—	—	—	—	—	—
Robert Darwent(9)	399,590	399,590	—	—	—	—	—	—
Sarath Ratanavadi	1,922,660	1,300,000	622,660	*	—	—	—	—
Scott and Susan McNealy(10)	35,000	35,000	—	—	—	—	—	—
Wellfor LLC(11)	474,489	474,489	—	—	—	—	—	—
ECMC Group, Inc.(12)	999,054	500,000	499,054	*	—	—	—	—
Imran Khan(13)	40,000	40,000	—	—	—	—	—	—
MLM Investment 13 LLC, Mark L Masinter Sole MBR(14)	100,000	100,000	—	—	—	—	—	—
Peter Jon Deschenes	15,000	15,000	—	—	—	—	—	—
Pinnacle Associates, Ltd.(15)	101,000	100,000	1,000	*	—	—	—	—
McLeod Management Co., LLC(16)	16,022,501	16,022,501	—	—	—	—	—	—
Wheat Wind Farms, LLC(17)	17,893,824	17,893,824	—	—	—	—	—	—
HM Family Trust(18)	1,831,323	1,831,323	—	—	—	—	—	—
Live Oak Ventures, LLC(19)	11,157,694	11,157,694	—	—	—	—	—	—
Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985(20)	635,826	615,826	20,000	*	—	—	—	—
Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985(21)	2,891,792	2,891,792	—	—	—	—	—	—
Olive Street Ventures, LLC(22)	139,861	139,861	—	—	—	—	—	—
Pamela Brewster(23)	1,527,264	1,527,264	—	—
Kathleen Valiasek(24)	1,145,899.025	1,095,478.000	50,421.025	*	—	—	—	—
Mark J. Nelson(25)	54,431	45,386	9,045	*
Lake Street Capital Markets, LLC†(26)	20,000	20,000	—	—	—	—	—	—
Oppenheimer & Co. Inc.†	10,000	10,000	—	—	—	—	—	—

	Shares of Common Stock				Private Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Leo Investors III LP(27)	12,103,333	12,103,333	—	—	5,333,333	5,333,333	—	—
Lori Bush	20,000	20,000	—	—	—	—	—	—
Mary E. Minnick	20,000	20,000	—	—	—	—	—	—
Mark Masinter	20,000	20,000	—	—	—	—	—	—
Scott Flanders	15,000	15,000	—	—	—	—	—	—
Cargill, Incorporated(28)	4,138,814	4,138,814	—	—	—	—	—	—
Mosaic Capital Investors I LP(29)	1,461,402	1,461,402	—	—	—	—	—	—
True West Capital Partners Fund II, LP(30)	589,166	589,166	—	—	—	—	—	—
HFSN, LLC(31)	1,034,657	1,034,657	—	—	—	—	—	—
358 Capital, LLC(32)	10,575	10,575	—	—	—	—	—	—
Reed Howlett	40,986	40,986	—	—	—	—	—	—
Dominic Engels	3,525	3,525	—	—	—	—	—	—
Hollandia Produce Group Inc. Employee Stock Ownership Trust(33)	481,057	481,057	—	—	—	—	—	—
Brian Cook(34)	124,735	124,735	—	—	—	—	—	—
George Hermosillo	21,381	21,381	—	—	—	—	—	—
Baltazar Garcia	21,381	21,381	—	—	—	—	—	—
Forrest Sawlaw	21,381	21,381	—	—	—	—	—	—
Corrie Hutchens	7,138	7,138	—	—	—	—	—	—
Sonja Lopez	7,138	7,138	—	—	—	—	—	—
David F. Lincoln	1,475,543	200,000	1,475,543	1.2%	—	—	—	—
Matthew A. Nordby(35)	47,000	40,000	7,000	*	—	—	—	—
Equity Trust Company Custodian FBO Bridget Sample Joyner IRA(36)	40,000	40,000	—	—	—		—	—
Margaret McCandless(37)	20,000	20,000	—	—	—	—	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Consists of (i) 505,373 shares held by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio (“VIP Growth”); (ii) 3,652,755 shares held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund (“Fidelity Advisor Growth”); (iii) 187,297 shares held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund (“Fidelity Advisor Series Growth”); (iv) 41,562 shares held by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC (“U.S. Growth”); (v) 169,612 shares held by Fidelity NorthStar Fund—Sub D by its manager Fidelity Investments Canada ULC (“Sub D”); (vi) 127,065 shares held by Variable Insurance Products Fund III: Balanced Portfolio—Information Technology Sub (“Balanced Portfolio”); (vii) 134,887 shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund—Information Technology Sub (“Balanced Fund”); (viii) 13,936 shares held by Fidelity Puritan Trust: Fidelity Balanced K6 Fund—Information Technology Sub-portfolio (“K6 Fund”); (ix) 835,411 shares held by Fidelity Puritan Trust: Fidelity Balanced Fund—Information Technology Sub (“Puritan Trust”); (x) 1,546,921 shares held by Fidelity Select Portfolios: Select Technology Portfolio (“Select Technology Portfolio”); (xi) 92,389 shares held by Strategic Advisers Large Cap Fund—FIAM Sector Managed Technology Sub (“FIAM Sector”); and (xii) 329,388 shares held Strategic Advisers Fidelity U.S. Total Stock Fund—FIAM Sector Managed—Technology Sub (“U.S. Total Stock Fund” and, together with VIP Growth, Fidelity Advisor Growth, Fidelity Advisor Series Growth, U.S. Growth, Sub D, Balanced Portfolio, Balanced Fund, K6 Fund, Puritan Trust, Select Technology Portfolio and FIAM Sector, the “Fidelity Funds”). These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(2)

Allianz Global Hi-Tech Growth, a sub-fund of Allianz Global Investors Fund (“Hi-Tech Growth”) is a series of an Undertaking for the Collective Investment in Transferable Securities (UCITS) formed under the laws of Luxembourg. Allianz Global Investors U.S. LLC is responsible for day-to-day portfolio management of Hi-Tech Growth pursuant to a delegation agreement with Allianz Global Investors GmbH, an investment management firm headquartered in Germany. Mark Phanitsiri, in his position as Portfolio Manager of Allianz Global Investors U.S. LLC, may be deemed to have voting and investment power with respect to the common stock owned by Hi-Tech Growth. Mr. Phanitsiri, however, disclaims any beneficial ownership of the shares held by Hi-Tech Growth.

(3)

Allianz Food Security, a sub-fund of Allianz Global Investors Fund (“Allianz Food Security”) is a series of an Undertaking for the Collective Investment in Transferable Securities (UCITS) formed under the laws of Luxembourg. Allianz Global Investors U.S. LLC is responsible for day-to-day portfolio management of Allianz Food Security pursuant to a delegation agreement with Allianz Global Investors GmbH, an investment management firm headquartered in Germany. Robbie Miles, in his position as Portfolio Manager of Allianz Global Investors U.S. LLC, may be deemed to have voting and investment power with respect to the common stock owned by Allianz Food Security. Mr. Miles, however, disclaims any beneficial ownership of the shares held by Allianz Food Security.

(4)

Investment and voting decisions with respect to the shares held by BNP Paribas Asset Management UK Ltd are made by Edward Lees and Ulrik Fugmaan who have sole dispositive power over such shares. Edward Lees and Ulrik Fugmaan are the Senior Portfolio Managers of the Paribas Asset Management UK Ltd.

(5)

Investment and voting decisions with respect to the shares held by BNP Paribas Asset Management UK Ltd are made by Edward Lees and Ulrik Fugmann who have sole dispositive power over such shares. Edward Lees and Ulrik Fugmann are the Senior Portfolio Managers of BNP Paribas Asset Management UK Ltd. As such, they may be deemed to be the beneficial owner of such shares.

(6)	Payroll 325 Limited is managed by its sole director, Clermont Corporate Services Limited.
(7)	William Keffer is the trustee of the Lincoln Family 2007 Trust. Mr. Keffer, however, disclaims any beneficial ownership of the shares held by the Lincoln Family 2007 Trust.
(8)	Mr. Lea was previously the President and Chief Executive Officer of Leo Holdings III Corp, predecessor to Local Bounti Corporation.
(9)	Mr. Darwent was previously the Chief Financial Officer of Leo Holdings III Corp, predecessor to Local Bounti Corporation.
(10)	Consists of 20,000 shares issued in the PIPE Financing and 15,000 sponsor shares.
(11)	Wellfor LLC is an affiliate of Edward C. Forst, a director of the Company.
(12)

ECMC Group, Inc. is a 501(c)(3) non-profit tax exempt entity. ECMC Group, Inc.’s Chief Investment Officer, currently Gregory Van Guilder, and the ECMC Group, Inc. Board of Directors, currently comprised of James V. McKeon, Julia Gouw, Derek Langhauser, James Runcie, K. Paul Singh, Jennifer Anderson, Diana Ingram, Jack O’Connell, Maurice M. Salter and Dan Fisher, may be deemed to beneficially own the shares of common stock held by ECMC Group, Inc. Each of these individuals disclaims beneficial ownership of such shares.

(13)	Consists of 25,000 shares issued in the PIPE Financing and 15,000 sponsor shares.
(14)	Mark Masinter is the sole member of the stockholder and has the voting and dispositive power over the shares.
(15)	John Passios, as Executive Vice President of Pinnacle Associates, Ltd., may be deemed to have voting and investment power with respect to the common stock owned by Pinnacle Associates, Ltd.
(16)

Travis M. Joyner serves as a Managing Member of McLeod Management Co. LLC, and as such, has voting and dispositive power with respect to the shares held by McLeod Management Co. LLC and may be deemed to beneficially own the shares of Common Stock held by McLeod Management Co. LLC. Mr. Joyner has served as our Co-Chief Executive Officer and member of the Board since the Closing and prior to this, co-founded Legacy Local Bounti. Since April 1, 2021, Mr. Joyner served as Co-Chief Executive Officer at Legacy Local Bounti.

(17)

Craig M. Hurlbert serves as the president and sole owner of Wheat Wind Farms, LLC, and as such, has sole voting and dispositive power with respect to the shares held by Wheat Wind Farms, LLC and may be deemed to beneficially own the shares of Common Stock held by Wheat Wind Farms, LLC. Mr. Hurlbert has served as our Co-Chief Executive Officer and as Chairperson and member of the Board since the Closing and prior to this, co-founded Legacy Local Bounti.

(18)

First State Trust Co. is the trustee of HM Family Trust, and Jordan Wolff is the director of personal trust from First State Trust Co. Mr. Wolff, however, disclaims any beneficial ownership of the shares held by First State Trust Co.

(19)	Charles R. Schwab is the sole Director and has sole voting and dispositive power over the Common Stock held by Live Oak Ventures, LLC.
(20)

Includes 1,000 publicly traded shares. Charles R. Schwab and his spouse Helen O. Schwab are trustees of Charles R. Schwab & Helen O. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 (“Trust I”), and Charles R. Schwab has the sole voting and dispositive power over the Common Stock held by Trust I.

(21)

Charles R. Schwab is the trustee of Charles R. Schwab TTEE The Charles & Helen Schwab Living Trust U/A DTD 11/22/1985 (“Trust II”), and Charles R. Schwab has the sole voting and dispositive power over the Common Stock held by Trust II.

(22)	Olive Street Ventures LLC (“Olive Street”) is managed by Catherine R. Molnar. Trust I has the ultimate authority to replace the manager of Olive Street.
(23)	Ms. Brewster has served as a member of the Board since the Closing and prior to this was a board member of Legacy Local Bounti since November 2020.
(24)	Ms. Valiasek has served as our Chief Financial Officer since the Closing and prior to this, served as Legacy Local Bounti’s Chief Financial Officer since April 2021.
(25)	Mr. Nelson has served as a member of the Board since the Closing and prior to this was a board member of Legacy Local Bounti since March 2021.
(26)

Lake Street Capital Markets, LLC is managed by Lake Street Holdings LLC (“Holdings”) which is governed by a five member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of Holdings. Under the so-called “rule of five,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. No individual director of Holdings exercises voting or dispositive control over any of the securities held by Holdings, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(27)

Leo Investors III LP is controlled by its general partner, Leo Investors GP III Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. No individual director of the general partner of Leo Investors III LP exercises voting or dispositive control over any of the securities held by Leo Investors III LP, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares.

(28)

Consists of 1,500,000 shares issued in the PIPE Financing, 705,883 shares underlying an Assumed Warrant held by Cargill Financial Services International, Inc., an affiliate of the stockholder, and 1,932,931 shares issued to Cargill Financial Services International, Inc. upon closing of the Pete’s Acquisition. Gustavo Espinosa, as North America Lead for Trade and Capital Markets, Cargill, Incorporated, may be deemed to have voting and investment power with respect to the common stock owned by Cargill, Incorporated. Mr. Espinosa disclaims any beneficial ownership of the shares held by Cargill, Incorporated or Cargill Financial Services International, Inc.

(29)

Mosaic Capital Investors I, LP is controlled by its general partner, Mosaic Capital Investors LLC. William A. Hayes, Stephen Buchanan, Keith Butcher, Dabney Smith and Joseph Strycharz, in their positions with Mosaic Capital Investors LLC, may be deemed to have voting and investment power with respect to the common stock owned by Mosaic Capital Investors LLC.

(30)

Iain G. Douglas and Steven R. Wilkins, as managers of True West Management Company, LLC, which manages True West Capital Partners GP II, LLC, the general partner of True West Capital Partners Fund II, LP, may be deemed to have voting and investment power with respect to common stock owned by True West Capital Partners Fund II, LP.

(31)	Petrus Overgaag, in his position as Manager of HFSN, LLC, may be deemed to have voting and investment power with respect to common stock owned by HSFN, LLC.
(32)	W.P. Reed Howlett, in his position as managing member of 358 Capital, LLC, may be deemed to have voting and investment power with respect to common stock owned by 358 Capital, LLC.

(33)

GreatBanc Trust Company, not in its corporate capacity, but solely in its capacity as the trustee of the Hollandia Produce Group Inc. Employee Stock Ownership Trust, may be deemed to have voting and investment power with respect to common stock owned by the Hollandia Produce Group Inc. Employee Stock Ownership Trust.

(34)	Mr. Cook has served as Local Bounti’s President since April 2022.
(35)	Mr. Nordby has served as a member of the Board since the Closing.
(36)

Bridget Joyner is the spouse of Travis M. Joyner, our Co-Chief Executive Officer. Mr. Joyner has served as our Co-Chief Executive Officer and member of the Board since the Closing and prior to this, co-founded Legacy Local Bounti. Since April 1, 2021, Mr. Joyner served as Co-Chief Executive Officer at Legacy Local Bounti.

(37)	Ms. McCandless has served as General Counsel since February 2022 and Corporate Secretary since March 2022.

PLAN OF DISTRIBUTION

The Selling Securityholders may offer and sell, from time to time, their respective shares of Common Stock and Private Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners or shareholders are not affiliates of ours, such members, partners or shareholders would thereby receive freely tradable shares of Common Stock or Warrants pursuant to the distribution through a registration statement.

A Selling Securityholder may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction)

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

A holder of Public Warrants or Private Warrants may exercise its Public Warrants or Private Warrants in accordance with the A&R Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Public Warrants or Private Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the A&R Warrant Agreement.

We have agreed to indemnify the Selling Securityholders party to the A&R Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Common Stock or Private Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the A&R Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the A&R Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold common stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost for such Common Stock (or, in the case of Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Common Stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders-Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities-Warrants-Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate initial tax basis in the shares of Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders-Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders-Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders-Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders-Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Redemption of Warrants for Common Stock

A redemption of Warrants for Common Stock described in this prospectus under “Description of Securities-Warrants-Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Common Stock. Your aggregate initial tax basis in the shares of Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Securities and, in the case where shares of our Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Securities from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders-Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Securities. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Certificate of Incorporation and the Bylaws, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation and the Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Pursuant to the terms of the Certificate of Incorporation, our authorized capital stock consists of:

•	400,000,000 shares of Common Stock, $0.0001 par value per share; and

•	100,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

As of December 29, 2022, we had 103,700,630 shares of Common Stock outstanding.

Common Stock

Voting Rights

The Certificate of Incorporation provides that, except as provided by law, the holders of Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Common Stock shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation. Except as otherwise expressly provided in the Certificate of Incorporation or by applicable law, each holder of Common Stock shall have the right to one vote per share of Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Preferred Stock outstanding at the time, shares of Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Company’s Board of Directors (the “Board”) out of any assets of Local Bounti legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Common Stock (or rights to acquire such shares), then holders of Common Stock will receive shares of Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Common Stock receiving, on a per share basis, an identical number of shares of Common Stock, as applicable.

Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Common Stock voting separately as a class.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Local Bounti, whether voluntary or involuntary, holders of Local Bounti Common Stock are entitled to receive ratably all assets of Local Bounti available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Common Stock voting separately as a class.

Other Rights

The holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of shares of Common Stock are subject to those of the holders of any shares of Preferred Stock that Local Bounti may issue in the future.

Preferred Stock

The Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Local Bounti entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designations designating a series of Preferred Stock.

The Board is able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Local Bounti or the removal of Local Bounti’s management and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Local Bounti. Local Bounti had no Preferred Stock outstanding at the date the Certificate of Incorporation became effective. Although our Board does not currently intend to issue any shares of Preferred Stock, we cannot assure you that our Board will not do so in the future.

Warrants

Public Warrants

Public Warrants may only be exercised for a whole number of shares. The Public Warrants became exercisable on December 19, 2021; provided that we have an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their Public Warrants on a cashless basis under certain circumstances). We have filed a registration statement with the SEC covering the Common Stock issuable upon exercise of the Public Warrants on December 10, 2021, and the registration statement was declared effective on December 23, 2021. We will use commercially reasonable efforts to maintain a current prospectus relating to the Common Stock until the Public Warrant expire or are redeemed, as specified in the A&R Warrant Agreement. Notwithstanding the above, if the shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of the Business Combination or any other Initial Business Combination or earlier upon redemption or liquidation.

Once the Public Warrant become exercisable, we may redeem the outstanding Public Warrants for cash (except as described herein with respect to the Private Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the Public Warrants for cash unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Public Warrants is effective and a current prospectus relating to the Common Stock is available throughout the 30-day redemption period, except if the Public Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

In no event will we be required to net cash settle any Public Warrant.

Private Warrants

The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the Common Stock issuable upon exercise of the Private Warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination or any other initial business combination, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Assumed Warrants

In March 2021, the Company entered into a loan with Cargill Financial to finance the general working capital for the Company. This loan had a principal balance of up to $10,000 thousand and bore interest at 8% per annum with a maturity date of March 22, 2022. In September 2021, this loan was repaid in full. In connection with the original loan, the lender also received a total of 705,883 warrants (the “Assumed Warrants”), which are still outstanding. On November 19, 2021, the Company issued the Assumed Warrants for the right to purchase Common Stock, with an exercise price of $8.50 per share pursuant to those certain Warrant Agreements, dated as of March 22, 2021 and September 3, 2021 between the Company and Cargill Financial. The Assumed Warrants are exercisable in whole or in part at any time and from time to time on or after November 19, 2021 and on or before 5:00 PM, Central time, on November 19, 2026.

So long as the Assumed Warrants are outstanding, if the Company proposes to enter into (i) an acquisition in which the consideration to be received by the Company’s stockholders consists solely of cash or (ii) a plan of complete liquidation or dissolution of the Company (each a “Mandatory Exercise Transaction”), then the Assumed Warrants shall automatically be deemed to be cashless exercised as to all shares of Common Stock effective immediately prior to, and contingent upon, the consummation of such Mandatory Exercise Transaction. In the event of a Mandatory Exercise Transaction where the fair market value of one share of Common Stock would be less than the warrant price in effect immediately prior to such Mandatory Exercise Transaction, then such Assumed Warrant will expire immediately prior to the consummation of such Mandatory Exercise Transaction.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Local Bounti. Local Bounti expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Local Bounti to first negotiate with the Board, which Local Bounti believes may result in an improvement of the terms of any such acquisition in favor of Local Bounti’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Chief Executive Officer, (c) the Lead Independent Director (as defined in the Bylaws) or (d) the Board pursuant to a resolution adopted by a majority of the total number of authorized directors of the Board whether or not there exist any vacancies in previously authorized directorships.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Staggered Board

The Board is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by Local Bounti stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of Local Bounti, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of Local Bounti entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The Certificate of Incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Local Bounti’s common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-takeover Statute

Local Bounti will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the Board approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the Board and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our Board has determined to be subject to Section 203 of the DGCL.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation provides that Local Bounti will indemnify Local Bounti’s directors to the fullest extent authorized or permitted by applicable law. Local Bounti entered into agreements to indemnify Local Bounti’s directors, executive officers and other employees as determined by the Board. Under the Bylaws, Local Bounti is required to indemnify each of Local Bounti’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Local Bounti or was serving at Local Bounti’s request as a director, officer, employee or agent for another entity. Local Bounti must indemnify Local Bounti’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Local Bounti, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Local Bounti to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Local Bounti. Any claims for indemnification by Local Bounti’s directors and officers may reduce Local Bounti’s available funds to satisfy successful third-party claims against Local Bounti and may reduce the amount of money available to Local Bounti.

Exclusive Jurisdiction of Certain Actions

The Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action or processing asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the of the Company or any stockholder in such stockholder’s capacity as such arising out of or pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (including any right, obligation or remedy thereunder), (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, and (vi) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The provisions would not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, Local Bounti’s Certificate of Incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America will be the exclusive forum for the resolution any complaint asserting a cause of action arising under the Securities Act. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company will be deemed to have notice of and to have consented to the forum provisions in the Certificate of Incorporation.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of Local Bounti’s Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Transfer Agent

The transfer agent for our Common Stock and Public Warrants is Continental Stock Transfer & Trust Company.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock or Local Bounti Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Common Stock or Local Bounti Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of such Local Bounti securities then-outstanding; or

•	the average weekly reported trading volume of such Local Bounti securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, we believe that the foregoing conditions have been met.

LEGAL MATTERS

The validity of the securities offered hereby have been passed upon for us by Orrick, Herrington & Sutcliffe LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Local Bounti Corporation as of and for the year ended December 31, 2021, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of WithumSmith+Brown, PC, an independent registered public accounting firm, upon their authority as experts in accounting and auditing.

The consolidated financial statements of Local Bounti Corporation as of and for the year ended December 31, 2020 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of RSM US LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Hollandia Produce Group, Inc. as of and for the year ended December 31, 2021 and 2020 incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Holthouse Carlin & Van Trigt LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at http://www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. Copies of certain information filed by us with the SEC are also available on our website at https://www.localbounti.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We incorporate by reference the documents listed below and all documents filed after the date of this prospectus with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering covered by this prospectus (provided, however, that we are not incorporating, in each case, any documents or information deemed to have been “furnished” and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on March 30, 2022;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 12, 2022, August 15, 2022 and November 14, 2022, respectively;

•

Our Current Reports on Form 8-K filed on January 19, 2022, March  15, 2022, April  7, 2022 (as amended by Form 8-K/A filed on April  29, 2022), June  23, 2022, October  24, 2022, November  2, 2022 and December 16, 2022; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on February  25, 2021, as updated by the description of our common stock included in Exhibit  4.4 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 30, 2022, together with any subsequent amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, at no cost to the requester, a copy of any and all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus.

Requests for such information should be directed to our Corporate Secretary at the address below:

Local Bounti Corporation

400 W. Main St.

Hamilton, MT 59840

Attention: Corporate Secretary

Telephone: (800) 640-4016

Please include your contact information with the request.

LOCAL BOUNTI CORPORATION

Up to 84,168,925 Shares of Common Stock

Up to 11,539,216 Shares of Common Stock Issuable Upon Exercise of Warrants Up to 5,333,333 Warrants

PROSPECTUS

January 5, 2023